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                                  Exhibit 99.3


                  Text of Press Release dated November 3, 1997

                        Issued by FirstMerit Corporation







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November 3, 1997
08:02 A.M.


First Merit Corporation to Acquire CoBancorp Inc

AKRON, Ohio -- FirstMerit Corporation (Nasdaq: FMER) and CoBancorp, Inc. (Nasdaq: COBI) today announced the signing of a definitive agreement for the acquisition of CoBancorp by FirstMerit. This transaction will expand FirstMerit's presence in Lorain County and provide it with access to the growing Columbus market.

Under the terms of the agreement, FirstMerit will acquire CoBancorp for stock and cash, according to a joint announcement by John R. Cochran, President and Chief Executive Officer of FirstMerit, and John S. Kreighbaum, Chairman, President and Chief Executive Officer of CoBancorp. Based on FirstMerit's October 31, 1997 closing price of $25.50 per share, the value of the transaction is approximately $157 million.

The terms of the agreement call for up to 70 percent of the outstanding CoBancorp shares to be exchanged for common shares of FirstMerit stock at an exchange ratio of 1.745 FirstMerit shares for each CoBancorp share, based on Friday's close. The remaining CoBancorp shares, not to exceed 49 percent, would be exchanged for $44.50 in cash for each share. CoBancorp has also provided FirstMerit with an option to acquire up to 19.9 percent of its common shares exercisable under certain conditions.

In connection with the purchase, FirstMerit plans to issue between 3.1 and 4.3 million common shares. The Board of Directors has approved the repurchase of up to 4.3 million shares of FirstMerit stock for use in the acquisition. These share purchases may be effected through public and private transactions. The merger is structured as a tax-free exchange for shareholders receiving stock, and will be accounted for as a purchase transaction. The acquisition is expected to close in the second quarter of 1998, subject to approval by CoBancorp shareholders and regulatory authorities. The transaction is expected to be accretive to FirstMerit earnings in 1998.

John R. Cochran, President and CEO of FirstMerit Corporation, stated, "We are delighted to welcome CoBancorp to our company. Our like-minded community banking philosophies and customer focus are a perfect match. Both companies are leaders in community development, with excellent records in community investment. This combination strengthens our presence in several markets, creates additional benefits for customers and adds value for shareholders. We welcome PremierBank & Trust and Jefferson Savings Bank to the FirstMerit family of community banks."

John S. Kreighbaum, Chairman, President and Chief Executive Officer of CoBancorp, stated, "The merger of CoBancorp, which currently holds the dominant market share position in Lorain County, with FirstMerit Corporation, will create the premier financial institution serving the Lorain County/Western Cleveland market. CoBancorp's philosophy of providing exceptional community banking services to the communities it serves is extremely compatible with that of FirstMerit, which will provide both CoBancorp's and FirstMerit's customers with the same high level of service they have received in the past. Given FirstMerit's




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greater financial resources, the combined institution will provide increased access to more convenient and technologically advanced banking services. As a result of the transaction, our shareholders should be provided significant value enhancement, superior liquidity, and continued excellent community banking services."

CoBancorp, headquartered in Elyria, Ohio, has $602 million in deposits and 39 branches in Ohio. FirstMerit Corporation is a $5.2 billion holding company. FirstMerit's wholly-owned subsidiaries, FirstMerit Bank, N.A., Peoples National Bank - Wooster, Peoples Bank, N.A.- Mentor/Ashtabula, Citizens National Bank and FirstMerit Mortgage Corporation, serve Summit, Cuyahoga, Medina, Lorain, Stark, Wayne, Portage, Erie, Ashtabula, Lake and Geauga counties in Ohio. FirstMerit operates 128 full-service banking offices and 153 automated tellers machines.

CONTACT: Analysts, Gary Elek, SVP, M&A, 330-384-7136, or Linda Margolin, VP Investor Relations, 330-996-8063, or Media, Dixie Vinez, VP Marketing, 330-384-7068, all of FirstMerit Corporation.